Exhibit 99.1

FOR IMMEDIATE RELEASE

March 4, 2015

Contact:                                                Jill McMillan, Vice President of Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO ATTEND MORGAN STANLEY MLP/DIVERSIFIED NATURAL GAS, UTILITIES & CLEAN TECH CONFERENCE

DALLAS, March 4, 2015 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner) (together “EnLink”), announced today that Barry E. Davis, President and Chief Executive Officer, and Michael J. Garberding, Executive Vice President and Chief Financial Officer, will attend and meet with investors at the Morgan Stanley MLP/Diversified Natural Gas, Utilities & Clean Tech Conference. The conference will be held at The St. Regis New York in New York City on Wednesday, March 4.

A copy of the related presentation materials will be available on March 4, 2015 on the Investors page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

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